Exhibit 99.1

L I N C O L N    E L E C T R I C    H O L D I N G S ,    I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES POWERMIG AUTOMACÃO E SOLDAGEM LTDA.

Acquisition Expands Lincoln’s Automation Capabilities in Brazil

CLEVELAND, Wednesday, May 3, 2023 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Powermig Automação e Soldagem Ltda. (“Powermig”), a privately held automation engineering firm headquartered in Caxias do Sul, Rio Grande do Sul state, in Brazil. Powermig specializes in designing and engineering industrial welding automation solutions for the heavy industry and transportation sectors and has an annual revenue of approximately USD$15 million.

“We are pleased to welcome the Powermig team into our industry-leading automation portfolio,” stated Christopher L. Mapes, Lincoln’s Chairman, President and CEO. “The addition expands our automation capabilities and allows us to accelerate automation growth in the region as part of our Higher Standard 2025 strategy.”

Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 20 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at

https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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